                                                               Exhibit 99.1
COX COMMUNICATIONS PCS, L.P.
AND COX CALIFORNIA PCS, INC.
(Development Stage Enterprises)
COMBINED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 1996
AND INDEPENDENT AUDITORS' REPORT

INDEPENDENT AUDITORS' REPORT

THE PARTNERS
COX COMMUNICATIONS PCS, L.P.
IRVINE, CALIFORNIA

WE HAVE AUDITED THE ACCOMPANYING COMBINED CONSOLIDATED BALANCE SHEET OF COX COMMUNICATIONS PCS, L.P. AND SUBSIDIARY AND COX CALIFORNIA PCS, INC. AND SUBSIDIARY, DEVELOPMENT STAGE INTERPRISES, AS OF DECEMBER 31, 1996 AND THE RELATED COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS, PARTNERS' CAPITAL AND CASH FLOWS FOR THE YEAR THEN ENDED AND THE PERIOD FROM FEBRUARY 28, 1995 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1996. THESE FINANCIAL STATEMENTS ARE THE RESPONSIBILITY OF THE PARTNERSHIP'S AND THE COMPANY'S MANAGEMENT. OUR RESPONSIBILITY IS TO EXPRESS AN OPINION ON THESE FINANCIAL STATEMENTS BASED ON OUR AUDIT.

WE CONDUCTED OUR AUDIT IN ACCORDANCE WITH GENERALLY ACCEPTED AUDITING STANDARDS. THOSE STANDARDS REQUIRE THAT WE PLAN AND PERFORM THE AUDIT TO OBTAIN REASONABLE ASSURANCE ABOUT WHETHER THE FINANCIAL STATEMENTS ARE FREE OF MATERIAL MISSTATEMENT. AN AUDIT INCLUDES EXAMINING, ON A TEST BASIS, EVIDENCE SUPPORTING THE AMOUNTS AND DISCLOSURES IN THE FINANCIAL STATEMENTS. AN AUDIT ALSO INCLUDES ASSESSING THE ACCOUNTING PRINCIPLES USED AND SIGNIFICANT ESTIMATES MADE BY MANAGEMENT, AS WELL AS EVALUATING THE OVERALL FINANCIAL STATEMENT PRESENTATION. WE BELIEVE THAT OUR AUDIT PROVIDES A REASONABLE BASIS FOR OUR OPINION.

IN OUR OPINION, SUCH COMBINED CONSOLIDATED FINANCIAL STATEMENTS PRESENT FAIRLY, IN ALL MATERIAL RESPECTS, THE COMBINED FINANCIAL POSITION OF COX COMMUNICATIONS PCS, L.P. AND SUBSIDIARY AND COX CALIFORNIA PCS, INC. AND SUBSIDIARY AS OF DECEMBER 31, 1996 AND THE RESULTS OF THEIR OPERATIONS AND THEIR CASH FLOWS FOR THE YEAR THEN ENDED AND THE PERIOD FROM FEBRUARY 28, 1995 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1996 IN CONFORMITY WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.


DELOITTE & TOUCHE LLP
COSTA MESA, CALIFORNIA

FEBRUARY 7, 1997

COX COMMUNICATIONS PCS, L.P.
AND COX CALIFORNIA PCS, INC.
(Development Stage Enterprises)

COMBINED CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 1996
-------------------------------------------------------------------------------


ASSETS

CURRENT ASSETS:
Cash                                                          $  1,791,991
Accounts receivable                                                765,422
Receivable from partner                                          2,450,000
Receivable from parent                                          18,450,000
Inventories                                                      1,919,257
Prepaid expenses and other current assets                        1,004,036
                                                              ------------
    Total current assets                                        26,380,706

PROPERTY AND EQUIPMENT (Notes 2 and 3)                         197,516,168

OTHER ASSETS                                                       281,396
                                                              ------------
                                                              $224,178,270
                                                              ============

LIABILITIES AND PARTNERS' CAPITAL AND STOCKHOLDER'S DEFICIT

CURRENT LIABILITIES:
Accounts payable                                              $106,153,459
Due to parent                                                       85,610
Due to exclusive limited partner (Note 4)                        8,976,500
Accrued liabilities                                              7,854,614
                                                              ------------
    Total current liabilities                                  123,070,183

MINORITY INTEREST                                                2,450,000

PARTNERS' CAPITAL AND STOCKHOLDER'S DEFICIT:
Partners' capital:
  General partner
  Exclusive limited partner                                    165,368,633
  Other capital                                                 22,436,237
  Due from exclusive limited partner                           (22,436,237)
Stockholder's deficit:
  Common stock, $1.00 par value; 1,000 shares
    authorized; 100 shares issued and outstanding                      100
  Deficit accumulated during development stage                 (66,710,646)
                                                              ------------
    Total partners' capital and stockholder's deficit           98,658,087
                                                              ------------
                                                              $224,178,270
                                                              ============

COX COMMUNICATIONS PCS, L.P.
AND COX CALIFORNIA PCS, INC.
(Development Stage Enterprises)

COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
-------------------------------------------------------------------------------

                                                             28-Feb-95
                                                        (date of inception)
                                       Year ended             through
                                        31-Dec-96            31-Dec-96
                                    ---------------       ---------------
REVENUES                            $    692,240       $       692,240

COST OF SALES                          4,039,684             4,039,684
                                    ------------          ------------
GROSS LOSS                            (3,347,444)           (3,347,444)

NETWORK EXPENSES                       3,705,468             3,778,767

SALES AND MARKETING                    4,020,451             4,020,451

PAYROLL                               21,397,873            23,620,103

GENERAL AND ADMINISTRATIVE            26,402,602            29,956,311

DEPRECIATION AND AMORTIZATION          1,996,796             2,100,783
                                    ------------          ------------
LOSS FROM OPERATIONS                 (60,870,634)          (66,823,859)

OTHER INCOME - Interest income           113,213               113,213
                                    ------------          ------------
NET LOSS                            $(60,757,421)         $(66,710,646)
                                    =============         =============


COX COMMUNICATION PCS, L.P.
AND COX CALIFORNIA PCS, INC.
(Development Stage Company)

COMBINED CONSOLIDATED STATEMENT OF PARTNERS' CAPITAL
AND STOCKHOLDER'S DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 1996 AND THE PERIOD FROM FEBRUARY 28, 1995 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1996.
-------------------------------------------------------------------------------

                            Cox California PCS, Inc.                        Cox Communications PCS, L.P.
                          ----------------------------     ----------------------------------------------------------------
                                        Accumulated                                                               Due from
                                       Deficit During                         Exclusive                           Exclusive
                           Common       Development         General           Limited            Other            Limited
                           Stock          Stage             Partner           Partner           Capital           Partner
BALANCES,
  February 28,
  1995 (date of
  inception)             $     -        $          -    $         -       $          -      $         -       $          -

Common
  stock issued
  for cash                100

Net loss                                  (5,953,225)
                         -------        ------------    -----------       ------------      -----------        -----------
BALANCES,
  December 31,
         1995             100             (5,953,225)

Additional
  contribution
   (Note 1)                                                                                  22,436,237        (22,436,237)

Contributions
  (Note 1)                                                                 165,368,633

Net loss                                 (60,757,421)
                         -------        ------------    -----------       ------------      -----------       ------------
BALANCES,
  December 31,
         1996            $100           $(66,710,646)   $         -       $165,368,633      $22,436,237       $(22,436,237)
                         =======        ============    ===========       ============      ===========       ============

See notes to combined consolidated financial statements.

COX COMMUNICATIONS PCS, L.P.
AND COX CALIFORNIA PCS, INC.
(Development Stage Enterprises)

COMBINED CONSOLIDATED STATEMENT OF CASH FLOWS

--------------------------------------------------------------------------------------------------------
                                                                                        28-Feb-95
                                                                                    (date of inception)
                                                                Year ended               through
                                                                31-Dec-96               31-Dec-96
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                       $(60,757,421)         $(66,710,646)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization                                   1,996,896             2,100,783
  Changes in operating assets and liabilities:
    Accounts receivable                                            (765,422)             (765,422)
    Receivable from parent                                        3,154,264
    Inventories                                                  (1,919,257)           (1,919,257)
    Prepaid expenses and other current assets                      (928,027)           (1,004,036)
    Other assets                                                   (150,099)             (281,396)
    Accounts payable                                             16,029,942            22,612,670
    Accrued liabilities                                           7,854,614             7,854,614
    Due to partner                                                8,976,500             8,976,500
                                                              -------------         -------------
      Net cash used in operating activities                     (26,508,010)          (29,136,190)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment                          (190,713,373)         (199,616,951)
Accounts payable related to acquisition of property
  and equipment                                                  83,540,789            83,540,789
                                                              -------------         -------------
      Net cash used in investing activities                    (107,172,584)         (116,076,162)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock                                                        100
Capital contribution - minority partner                           2,450,000             2,450,000
Capital contribution - exclusive limited partner                165,368,633           165,368,633
Advances from parent                                            129,183,963           141,501,847
Receivable from partner                                          (2,450,000)           (2,450,000)
Repayment of advances from parent                              (159,866,237)         (159,866,237)
                                                              -------------         -------------
      Net cash provided by financing activities                 134,686,359           147,004,343
                                                              -------------         -------------

NET INCREASE IN CASH                                             $1,005,765            $1,791,991

CASH, beginning of period                                           786,226
                                                              -------------         -------------
CASH, end of period                                           $   1,791,991         $   1,791,991
                                                              =============         =============

See notes to combined consolidated financial statements.

COX COMMUNICATIONS PCS, L.P.
AND COX CALIFORNIA PCS, INC.
(Development Stage Enterprises)

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 1996
AND THE PERIOD FROM FEBRUARY 28, 1995
(DATE OF INCEPTION) THROUGH DECEMBER 31, 1996
--------------------------------------------------------------------------------

1.   DESCRIPTION OF ENTITIES AND BASIS OF PRESENTATION

 Description of Entities - Cox California PCS, Inc. (the Company) is a Delaware corporation which began building a personal communications services (PCS) system in southern California. The Company is considered to be in the development stage as defined under Financial Accounting Standards (SFAS) No. 7, Accounting and Reporting by Development Stage Enterprises.

 Cox Communications PCS, L.P. (the Partnership) is a limited partnership formed on December 31, 1996 pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act as described in the Agreement of Limited Partnership of Cox Communications PCS, L.P., a Delaware limited partnership (the Agreement). The Partnership will continue until the occurrence of a Liquidating Event, as described in the Agreement. The Agreement specifies that the General Partner will be the Managing Partner of the Partnership, until the occurrence of certain specified events. The Managing Partner has the authority and responsibility to adopt a business plan and budget for the Partnership, appoint senior management of the Partnership, and invest funds for the Partnership. The Partnership purchased all of the operations of the Company on December 31, 1996, is completing construction of the PCS system in southern California and will market its services as the system is completed in each geographical area. The Partnership is considered to be in the development stage as defined under SFAS No. 7.

 The Partnership is 51% owned by Cox Pioneer Partnership (the General Partner) and 49% owned by Sprint Spectrum Holding Company, L.P. (the Exclusive Limited Partner). Required contributions to the Partnership include cash contributions from the Exclusive Limited Partner of $371,358,405. Effective December 31, 1996, the Partnership received a contribution of $165,368,633 from the Exclusive Limited Partner. The General Partner intends to contribute the Los Angeles MTA Block "A" 30 Mhz PCS license (the License) owned by Cox Communications, Inc., the majority partner in Cox Pioneer Partnership, net of the related debt, to the Partnership upon approval by the Federal Communications Commission (FCC). If the FCC consents to the assumption of this related debt by the Partnership, along with certain other criteria, then the General Partner will be obligated to contribute to the Partnership cash in an aggregate amount equal to this related debt, plus adjustments as described by the Agreement. Additional capital contributions by the partners will be made in accordance with the Agreement. Profits and losses will be allocated between the partners as described by the Agreement, generally in proportion to their percentage interests (51% for the General Partner and 49% for the Exclusive Limited Partner).

 The Agreement specifies that concurrent with the making of each capital contribution, the Exclusive Limited Partner is required to pay to the Partnership an additional contribution at 7.25% on the amount, if any, by which their required cash contribution exceeds the aggregate cash capital contributions they previously made. For this purpose, the additional contribution began to accrue on March 1, 1996. This unpaid additional contribution of $22,436,237 as of December 31, 1996 has been reflected in the accompanying combined consolidated financial statements as a separate component of

COX COMMUNICATIONS PCS, L.P.
AND COX CALIFORNIA PCS, INC.
(Deveopment Stage Enterprises)
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 1996
AND THE PERIOD FROM FEBRUARY 28, 1995
(DATE OF INCEPTION) THROUGH DECEMBER 31, 1996 (CONTINUED)
--------------------------------------------------------------------------------

partners' capital. The due from exclusive limited partner has been shown as a reduction of partners' capital until such payment is received. If the FCC debt is assumed by the Partnership, the Agreement requires the General Partner to make similar additional contributions. No related additional contribution has been reflected in these combined consolidated financial statements as of December 31, 1996.

Pursuant to the System Assets Sales and Expenditure Reimbursement Agreement, effective December 31, 1996, the Partnership purchased from the Company all System Assets (as defined) and assumed all related liabilities. The System Assets were purchased and the related liabilities were assumed at their recorded net book values, which approximate their fair values, as of December 31, 1996 (Note 3). Additionally, effective December 31, 1996, the Partnership reimbursed the Company for qualified pre-operating expenses, research and experimental expenditures and startup expenditures (as defined), including interest. These amounts totaled approximately $66,625,000.

 Basis of Presentation - The accompanying combined consolidated financial statements represent a combination of the accounts of the Company and its wholly-owned subsidiary, PCS Leasing Co., Inc., and the accounts of the Partnership and its 51% partnership interest in the accounts of PCS Leasing Co., L.P. Minority interests in the equity of PCS Leasing Co., L.P. (held by Sprint Spectrum Holding Company, L.P.) are shown separately in the accompanying combined consolidated financial statements. All significant intercompany transactions and balances have been eliminated.


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Depreciation - Depreciation of property and equipment commences when assets are placed in service and is provided over the estimated lives of the respective assets of 3 to 40 years using the straight-line method.

 Income Taxes - No provision has been made for federal and state taxes for the Partnership because these taxes are the responsibility of the individual partners.

 The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes.
This statement requires the recognition of deferred tax assets and liabilities for the future consequences of events that have been recognized in the Company's financial statements or tax returns. Measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting bases and tax bases of the Company's assets and liabilities result in a deferred tax asset, SFAS No. 109 requires an evaluation of the probability of being able to realize the future benefits indicated by such asset. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

COX COMMUNICATIONS PCS, L.P.
AND COX CALIFORNIA PCS, INC.
(Development Stage Enterprises)
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 1996
AND THE PERIOD FROM FEBRUARY 28, 1995
(DATE OF INCEPTION) THROUGH DECEMBER 31, 1996 (CONTINUED)
--------------------------------------------------------------------------------


Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


3.   PROPERTY AND EQUIPMENT

 A summary of property and equipment, at cost (the purchase price paid by the Partnership), is as follows:

    Equipment.............................................  $ 73,682,110
    Furniture and fixtures................................    19,854,078
    Capitalized software..................................    15,769,629
    Construction in progress..............................    88,210,351
                                                            ------------
                                                            $197,516,618
                                                            ============

4.   RELATED PARTY TRANSACTIONS

 Proceeds from the parent of the Company have been used to purchase equipment and to design and construct the communications system. These amounts were repaid on December 31, 1996 as discussed in Note 1.

 The Exclusive Limited Partner performs certain services on behalf of the Partnership. Related amounts included in the combined consolidated statement of operations for the year ended December 31, 1996 are approximately $8,977,500.

COX COMMUNICATIONS PCS, L.P.
AND COX CALIFORNIA PCS, INC.
(Development Stage Enterprises)
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 1996
AND THE PERIOD FROM FEBRUARY 28, 1995
(DATE OF INCEPTION) THROUGH DECEMBER 31, 1996 (CONTINUED)
--------------------------------------------------------------------------------

5.  COMMITMENTS

 Future minimum lease payments under noncancelable operating facility, equipment and auto leases as of December 31, 1996 are as follows:

    Year ending December 31:
    1997..................................................   $10,665,856
    1998..................................................    10,744,702
    1999..................................................    10,296,741
    2000..................................................     9,413,450
    2001..................................................     7,849,930
    Thereafter............................................    10,829,631
                                                             -----------
                                                             $59,800,310
                                                            ============


 The Partnership has entered into an affiliation agreement (the Affiliation Agreement) with the Exclusive Limited Partner effective December 31, 1996. The Affiliation Agreement requires the Partnership to pay an affiliation fee to the Exclusive Limited Partner on a monthly basis in an amount equal to 2.75% of the first $25,000,000 of gross revenues, plus 2% of the second $25,000,000 of gross revenues, plus 1.5% of gross revenues in excess of $50,000,000. The initial term of the Affiliation Agreement is ten years, but will be automatically renewed for successive five-year renewal periods (for a maximum of 50 years, including the initial term) unless one year prior to the commencement of a renewal period either party notifies the other that it does not wish to renew this Affiliation Agreement.


6.   INCOME TAXES

 The Company files tax returns in a consolidated group with its parent. For financial statement reporting purposes, the Company records income taxes as if it were a separate taxpayer. If the Company were a separate taxpayer, as of December 31, 1996, it would have a net operating loss carryforward of approximately $86,000, which would expire in 2010.

COX COMMUNICATIONS PCS, L.P.
AND COX CALIFORNIA PCS, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 1996 (CONTINUED)
--------------------------------------------------------------------------------